Exhibit 99.1
PRESS RELEASE
Evergreen Solar’s Sequential Shipments Increase 35% to 31 MW for the Third Quarter
Transition of Devens Panel Assembly to China Planned for 2010
Wafer and Cell Production to Remain in Devens
Marlboro, Massachusetts, November 4, 2009 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the third quarter ended October 3, 2009.
Key accomplishments during the quarter were:
•	Shipped 31.3 MW from our Devens facility, an increase of 35% over second quarter shipments of 23.2 MW;

•	Reduced total manufacturing cost to $2.24 per watt, down 17% from $2.70 per watt for the second quarter. Wafer manufacturing cost was approximately $0.75 per watt, down from $0.85 per watt in the second quarter;

•	Generated EBITDA of $6.3 million, compared to $1.4 million in the second quarter;

•	Finalized agreements with Jiawei Solar and the Wuhan, China Government’s Hubei Science & Technology Investment Co., Ltd. (“HSTIC”), under which:
•	Evergreen Solar will manufacture String Ribbon wafers using our state-of-the-art Quad furnaces at a leased facility currently being built by Jiawei in Wuhan, China on Jiawei’s campus;

•	Jiawei will convert the String Ribbon wafers into Evergreen Solar-branded panels on a contract manufacturing basis beginning in the spring 2010; and

•	HSTIC provided $33 million of 7.5% financing, which Evergreen Solar must repay no later than July 2014, all of which has been received.
•	Hired our Chinese executive team, including Henry Ng, former General Manager of Suntech Power Company Ltd.’s factory in Wuxi, China;

•	Began pilot production at our Michigan high-temperature filament plant.
“Due to strong demand from our customers, we were able to increase our sequential production substantially and sell everything we produced,” stated Richard M. Feldt, Chairman, CEO and President. “While demand continues to be solid early in the fourth quarter, we expect to experience some of the typical seasonal moderation in December which we expect will extend into the first quarter.

“Our Devens facility has continuously met its key operational goals of rapid sequential production increases and significantly reduced manufacturing costs since opening in mid-2008. In particular, we are especially pleased with the success of our Quad wafer production performance, which has met or exceeded our expectations to date. However, panel prices have fallen over 30% since mid-2008 making it very difficult for manufacturers located in high-cost regions to remain price competitive. Therefore, we are accelerating our strategic initiative of increasing the focus on our unique wafer manufacturing technology; and we will begin to transition our Devens-based panel assembly to China in mid-2010,” continued Feldt.
“Until we begin this transition, we expect to produce approximately 30 to 35 megawatts each quarter at our Devens facility. After the transition is complete, we will continue to produce wafers and cells at our Devens facility and may increase capacity if market demand warrants. If long-term demand for panels manufactured in the United States significantly increases, we will be well-positioned to quickly reintroduce panel assembly again at Devens,” Feldt concluded.
Third Quarter 2009 Financial Results
Revenues for the third quarter of 2009 were $77.7 million, including $2.2 million of fees from our Sovello joint venture, compared to $63.8 million for the second quarter of 2009, including $1.1 million of fees and $22.1 million for the third quarter of 2008, including $4.3 million of fees.
Gross margin for the third quarter of 2009 was 9.7%, compared to 1.9% for the second quarter of 2009 and 5.7% for the third quarter of 2008.
Operating loss for the third quarter was $6.0 million, compared to $11.5 million for the second quarter of 2009 and $22.1 million for the third quarter of 2008. Net loss for the third quarter of 2009 was $82.4 million compared to $20.3 million in the second quarter of 2009 and $24.6 million for the third quarter 2008. Net loss for the third quarter 2009 includes a charge of approximately $70 million reflecting the write-down of our investment in Sovello to its estimated fair value. In making the assessment, we considered Sovello’s cash position, projected cash flow, comparable market data, the current investing environment, management changes and competition. If Sovello is not able to restructure the terms of its loan agreements or its operations continue to deteriorate, the carrying value of this investment could be further impaired in the future.
This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release.
Conference Call Information
Management will conduct a conference call at 8:30 a.m. (ET) tomorrow (November 5, 2009) to review the Company’s third quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event.
The call also can be accessed by dialing (877) 704-5378 or (913) 312-1294 (International) prior to the start of the call and refer to confirmation code 3659743.
For those unable to join the live conference call, a webcast replay will be available from 11:00 a.m. (ET) on November 5 through 8:00 p.m. (ET) on November 13. To access the replay, logon to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding our ability to continue to significantly reduce our manufacturing costs; potential cost savings from the transition of our panel operation to China; potential increases in the wafer and cell production capacity at our Devens facility; our ability generally to manufacture and sell our products and the possible changes in pricing and demand for our products. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to lower manufacturing costs and otherwise successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as credit market conditions, fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements for any reasons.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	September 27,	October 3,	September 27,	October 3,
	2008	2009	2008	2009
	(Adjusted)		(Adjusted)
Product revenues	$17,803	$75,450	$54,180	$192,586
Royalty and fee revenues	4,264	2,208	13,590	4,716

Total revenues	22,067	77,658	67,770	197,302
Cost of revenues	20,820	70,092	50,914	187,842

Gross profit	1,247	7,566	16,856	9,460

Operating expenses:
Research and development	5,541	4,417	16,371	13,307
Selling, general and administrative	6,174	5,872	17,060	18,990
Write-off of loan receivable from silicon supplier	—	—	—	43,882
Facility start-up	8,956	2,493	20,948	6,639
Restructuring charges	2,709	777	7,279	3,394

Total operating expenses	23,380	13,559	61,658	86,212

Operating loss	(22,133)	(5,993)	(44,802)	(76,752)

Other income (expense):
Foreign exchange gains (losses), net	(5,017)	2,478	(1,361)	3,460
Interest income	4,242	118	10,004	3,672
Interest expense	(3,295)	(7,430)	(3,657)	(19,342)

Other income (expense), net	(4,070)	(4,834)	4,986	(12,210)

Loss before equity income (loss) from interest in Sovello AG, impairment of equity investment and income tax benefit	(26,203)	(10,827)	(39,816)	(88,962)
Equity income (loss) from interest in Sovello AG and impairment of investment	1,558	(79,423)	6,224	(85,915)
Income tax benefit	—	(7,805)	—	(7,805)

Net loss	$(24,645)	$(82,445)	$(33,592)	$(167,072)

Net loss per share:
Basic	$(0.19)	$(0.40)	$(0.28)	$(0.92)
Diluted	$(0.19)	$(0.40)	$(0.28)	$(0.92)

Weighted average shares used in computing basic and diluted net loss per share:
Basic	132,034	204,790	119,807	182,250
Diluted	132,034	204,790	119,807	182,250

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” concerning convertible debt accounting, which has been incorporated into Accounting Standards Codification (“ASC”) 470, and FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” concerning the calculation of earnings per share, which has been incorporated into ASC 260. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,	October 3,
	2008	2009
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$100,888	$90,960
Marketable securities	76,621	—
Accounts receivable, net of allowances for doubtful accounts	35,458	63,796
Due from Sovello AG	1,949	3,318
Inventory	23,500	30,743
Prepaid cost of inventory	11,696	19,302
VAT receivable, net	1,474	1,601
Other current assets	7,684	7,980

Total current assets	259,270	217,700

Investment in and advances to Sovello AG	115,553	50,000
Restricted cash	212	3,138
Deferred financing costs	6,152	5,115
Loan receivable from silicon supplier	41,757	—
Prepaid cost of inventory	172,193	155,996
Fixed assets, net	406,191	440,348
Other assets	3,579	330

Total assets	$1,004,907	$872,627

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$62,652	$25,951
Due to Sovello AG	22,840	1,620
Accrued employee compensation	6,451	5,646
Accrued interest	7,392	3,277
Accrued warranty	1,182	2,091

Total current liabilities	100,517	38,585

Senior convertible notes, net of discount	311,531	320,262
Loan Payable	—	14,115
Deferred income taxes	9,776	2,400

Total liabilities	421,824	375,362
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 164,874,850 and 207,845,548 shares issued and outstanding at December 31, 2008 and October 3, 2009, respectively	1,649	2,078
Additional paid-in capital	803,491	881,192
Accumulated deficit	(223,687)	(390,759)
Accumulated other comprehensive income	1,630	4,754

Total stockholders’ equity	583,083	497,265

Total liabilities and stockholders’ equity	$1,004,907	$872,627

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” which has been incorporated into Accounting Standards Codification 470. The rule requires restatement of prior periods to conform to current accounting.

Non-GAAP Financial Measures
This press release includes a discussion of EBITDA, which is a non-GAAP financial measure and is provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as operating loss plus depreciation and amortization of prepaid cost of inventory. This Non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of EBITDA may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA is relevant and useful information because it provides us and investors with an additional measurement to compare the Company’s operating performance. This measure is part of our internal management reporting and planning process and is a primary measure used by management to evaluate the operating performance of our business. The components of EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. EBITDA is also used for planning purposes and in presentations to financial institutions and our board of directors. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting.
Adjusted EBITDA was determined as follows:

	Quarter Ended
	July 4,	October 3,
	2009	2009

Operating loss per statement of operations	(11,488)	(5,993)
Depreciation	10,017	10,583
Amortization of prepaid cost of inventory	2,918	1,709

Adjusted EBITDA	1,447	6,299